     As filed with the Securities and Exchange Commission on August 1, 2000

                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      under
                           the Securities Act of 1933

                              STAN LEE MEDIA, INC.
             (Exact name of Registrant as specified in its charter)

                Colorado                                    84-1341980
   (State or other jurisdiction of                       (I.R.S. employer
   incorporation or organization)                      identification number)

                       15821 Ventura Boulevard, Suite 675
                                Encino, CA 91436
                                 (818) 461-1757
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Rick C. Madden
             Executive Vice President, General Counsel and Secretary
                              Stan Lee Media, Inc.
                       15821 Ventura Boulevard, Suite 675
                                Encino, CA 91436
                                 (818) 461-4163
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

                                  ------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                      Proposed Maximum       Proposed Maximum        Amount of
Title of Each Class of              Amount to be       Offering Price            Aggregate          Registration
Securities to be Registered          Registered         Per Share (1)        Offering Price (1)          Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             2,835,791          $11.19                 $31,732,501           $8,377.38
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices for the common stock on July 28, 2000, as reported on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED AUGUST 1, 2000


PROSPECTUS


                        2,835,791 SHARES OF COMMON STOCK


                              STAN LEE MEDIA, INC.


                                 --------------



     The stockholders of Stan Lee Media, Inc. listed below may offer for sale, from time to time, 2,835,791 shares of our common stock under this prospectus. We will not receive any part of the proceeds from such sales. See "Selling Stockholders".

     Our common stock is listed on the Nasdaq SmallCap Market under the trading symbol "SLEE." On July 28, 2000, the closing price of one share of our common stock on the Nasdaq SmallCap Market was $11.25.

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.




     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                 The date of this prospectus is August 1, 2000.

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                  PAGE
Risk Factors.....................................................
Special Note Regarding Forward-Looking Statements................
The Company......................................................
Use of Proceeds..................................................
Selling Stockholders.............................................
Plan of Distribution.............................................
Experts..........................................................
Legal Matters....................................................
Where You Can Find More Information..............................


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed under the captions "Risk Factors" and "The Company" and elsewhere in this prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to rely too heavily on these forward-looking statements. The forward-looking statements by their nature are not intended to be definitive predictions of future events.

                                   THE COMPANY

     We are an Internet-based, global branded content creation, production and marketing company founded by comic book icon Stan Lee to conceive, create, co-create and produce marketable characters and story franchises for entertainment, merchandising and promotional exploitation worldwide.

     Stan Lee Entertainment, Inc. was incorporated in the State of Delaware on October 13, 1998. Stan Lee Media, Inc. ("SLM Delaware") was originally incorporated in the State of Delaware on January 14, 1999. Stan Lee Entertainment was merged with SLM Delaware on April 14, 1999, with SLM Delaware being the surviving corporation. Effective July 23, 1999, the surviving Delaware corporation engaged in a share exchange with Boulder Capital Opportunities, Inc., a public company, incorporated in the State of Colorado, which previously had no operating history. After the share exchange, the acquiring corporation, Boulder Capital Opportunities, Inc., changed its name to Stan Lee Media, Inc. The share exchange was accounted for as a reverse acquisition in which SLM Delaware is considered our predecessor because it had operations at the time of the share exchange.

     Our principal executive offices are located at 15821 Ventura Boulevard, Suite 675, Encino, CA 91436 and our telephone number is (818) 461-1757.

                                  RISK FACTORS

You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

     We commenced operations in August 1999 and launched our "hub" web site stanlee.net in February 2000. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based entertainment and merchandising. These risks and difficulties include our ability to:

- attract a larger audience of users to our web-based entertainment offerings;
- successfully license our entertainment franchises on offline media and products;
-    increase awareness of our brand;
-    strengthen user loyalty and increase the number of registered users;
- offer compelling on-line and off-line content, services and e-commerce opportunities;
-    maintain our current, and develop new, affiliate relationships;
-    attract a large number of advertisers who desire to reach our users;
- respond effectively to the offerings of competitive entertainment providers on the Internet;
-    continue to develop and upgrade our technology; and
-    attract, retain and motivate qualified personnel.

     We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address adequately any of these risks or difficulties our business would likely suffer.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND ANTICIPATE CONTINUED
LOSSES

     As of March 31, 2000, we had an accumulated deficit of $13.4 million. We have not achieved profitability and expect to continue to incur net losses in 2000 and subsequent fiscal periods. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in areas such as expansion of our network, advertising, brand promotion, content development, sales and marketing, and operating infrastructure. We will need to generate even more substantial revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

NEED FOR SUBSTANTIAL ADDITIONAL CAPITAL

     Our ability to implement our business plans will depend on a number of factors, including our ability to raise substantial additional capital. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these


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

newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance content, features or services, or otherwise respond to competitive pressures would be significantly limited. We have no commitments with respect to any additional financing and there can be no assurance that any such funds will be available on acceptable terms or otherwise.

THE CONVERSION OF SOME OF OUR SECURITIES FOR COMMON STOCK COULD RESULT IN A SUBSTANTIAL NUMBER OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.

     We have issued $2,500,000 initial principal amount of 6% Convertible Debentures and 4,000 shares of our Series B 4% Cumulative Convertible Preferred Stock. The holders of these securities have the right convert at a floating rate based on the market price of our common stock, provided the conversion price may not exceed $13.13 per share, in the case of the debentures, and $12.10, in the case of the preferred stock, subject to adjustment. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares of our common stock the holders will receive.

     To the extent these securities are converted a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales by selling securityholders or others. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of these securities, sales of which could further depress the price of our common stock.

     The conversion of these securities may result in substantial dilution to the interests of other holders of our common stock. Even through no selling securityholder may convert its convertible securities if upon such conversion the selling securityholder together with its affiliates would have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of series B preferred shares which have not been converted and upon exercise of warrants which have not been exercised, this restriction does not prevent a selling securityholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling securityholder could eventually sell more than 9.99% of our outstanding common stock while never holding more than 9.99% at any specific time.

KEY ELEMENTS OF OUR MARKETING AND BRAND BUILDING STRATEGIES ARE DEPENDENT ON OUR RELATIONSHIP WITH STAN LEE

     A key element of our strategy is to associate our company with Stan Lee, Chairman of the Board and Chief Creative Officer of our company. We are a party to an exclusive lifetime agreement with Stan Lee which provides us with ownership in perpetuity to Mr. Lee's name, likeness, brand and signature slogans, along with rights to all intellectual property that will hereafter be created by Stan Lee. We believe that we can use this association to access Stan Lee's large fan base. While we believe Stan Lee's acceptance by users in traditional media will transfer to this new web-based entertainment medium, our product is new and there can be no assurance that it will be embraced similarly. In addition, Stan Lee is now 77 years old. A loss of Stan Lee's services or a material reduction in his ability to perform such services could materially adversely affect our business, results of operations and financial condition.

DIFFICULTIES IN DEVELOPING NEW AND ENHANCED CONTENT AND PRODUCTS FOR OUR WEB SITE COULD HARM OUR BUSINESS

     We provide content, interactive tools and other features that consumers demand in order to continue to attract and retain our audience of users. We expect that competitive factors will create a continuing need for us to retain, improve and add to our content, interactive tools and other features. We will not only have to expend significant funds and other resources to continue to improve our network, but we must also properly anticipate and respond to consumer preferences and demands. The addition of new features will also require that we continue to improve the technology underlying our website. These requirements are significant, and we may fail to execute on them quickly and efficiently. If we fail to expand the breadth of our offerings quickly, or these offerings fail to achieve market acceptance, our business will suffer significantly. Even if we succeed in expanding our offerings in a timely manner, this expansion may cause us to spend more on creating this content than we can charge to our customers.

     We may also experience difficulties that could delay or prevent us from introducing new content and products. These difficulties may include the loss of, or inability to obtain or maintain, third-party technology license agreements. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new content and products or if these new content and products are not accepted by our users.

IF WE ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED CONTENT CREATION, PRODUCTION AND OTHER SIGNIFICANT PERSONNEL AND EFFECTIVELY INTEGRATE KEY MANAGEMENT PERSONNEL, OUR BUSINESS COULD BE HARMED

     Our future success depends substantially upon the continued efforts of our content creation and production personnel to create branded content focused on the super hero genre. In addition to Stan Lee, Chairman of the Board, we depend on the continued services of key board members, our senior management and other personnel, particularly Kenneth Williams, President and Chief Executive Officer.

Only a few of our employees are parties to employment agreements. Competition for content creation and production personnel is intense, and we may not be able to retain existing or attract additional highly qualified personnel in the future. If we lose the services of a significant number of our content creation or production personnel or are unable to continue to attract additional personnel with appropriate qualifications, our business, results of operations and financial condition could be materially adversely affected.

INTENSE COMPETITION COULD HARM OUR FINANCIAL PERFORMANCE

     An increasing number of web-based entertainment and merchandising companies compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for advertisers, members, offline licensing, visitors, distribution partners and personnel with many types of companies, including:

     o online services or web sites focused on web-based entertainment such as Atom Films and Marvel Comics; and

     o publishers, producers and distributors of traditional media, including print, radio and television, such as Time Warner, Viacom, Disney and News Corporation; and

     o    web "portal" companies, such as Yahoo! and America Online.

     Our ability to compete depends on many factors, including the originality and creativity of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for advertisers, users, visitors and personnel, which could materially adversely affect our business, results of operations and financial condition.

     We also compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or our web site to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web site.

A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH GLOBALLY RECOGNIZED LEADERS IN NICHE MARKETS AND OFFLINE PUBLISHING/MEDIA PARTNERS MAY HARM OUR BUSINESS

     We depend on establishing and maintaining strategic relationships for the co-creation of super hero franchises and brand extensions of globally recognized leaders in niche markets along with strategic relationships with offline publishing/media companies in order to diversify our product and audience demographics. Our business, results of operations and financial condition could be materially adversely affected if we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of visitors to our web site or marketability of our entertainment franchises in offline markets.

A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH GLOBALLY RECOGNIZED TECHNOLOGY PARTNERS MAY HARM OUR BUSINESS

     We are a content creation company and accordingly depend on establishing and maintaining strategic relationships with technology partners, including Macromedia, IBM, Microsoft and Toon Boom Technologies Inc., for the deployment of our creative franchises in a robust software environment that evolves to meet the anticipated demands of a constantly evolving user audience. To the extent that we are unable to maintain such relationships or create relationships with providers of such state-of-the-art deployment platforms, our business, results of operations and financial condition could be materially adversely affected

WE MAY BE UNABLE TO MANAGE OUR GROWTH, WHICH MAY HARM OUR BUSINESS

     We have experienced rapid growth in our operations. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our managerial controls and procedures and operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce, in particular our content creation, production, advertising, sales and business development staff. At March 31, 2000, we had a total of 128 full-time employees, as compared to 85 full-time employees at December 31, 1999. We expect that the number of our employees will continue to increase in the near term. We will need to integrate these employees into our workforce successfully. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our services. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

UNEXPECTED INCREASES IN TRAFFIC MAY STRAIN OUR SYSTEMS

     The number of our users has continued to increase over time and we are seeking to increase our user base further. Accordingly, our web site must be prepared to accommodate a high volume of traffic, often at unexpected times. Our web site has in the past, and may in the future, experience slower response times than usual or other problems for a variety of reasons. These occurrences could cause our users to perceive our web site as not functioning properly and, therefore, cause them to use other web sites. If a significant number of users cease to use our website, our business, results of operations and financial condition could be materially adversely affected.

WE FACE A RISK OF SYSTEM FAILURE THAT MAY RESULT IN REDUCED TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

     Our ability to attract loyal users depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a tracking system. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Although we have a formal disaster recovery plan with Exodus Communications pursuant to an Internet hosting agreement, any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and our


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

relations with our advertisers. Our operations depend on the ability of Exodus Communications to protect its and our systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. However, pursuant to our Internet hosting agreement, Exodus Communications does not guarantee that our Internet access will be uninterrupted, error-free or secure. Any disruption in the Internet access to our web site provided by Exodus Communications could materially adversely affect our business, results of operations and financial condition. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

     To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, consultants, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered certain trademarks in the United States and we have pending applications for such trademarks in certain foreign countries. As we continue to develop new franchises, we intend to continue our substantial trademark registration program in the United States and internationally. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

     Other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

ANY FUTURE ACQUISITIONS WE MAKE OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND/OR THE DISTRACTION OF OUR MANAGEMENT, DUE TO DIFFICULTIES IN ASSIMILATING ACQUIRED PERSONNEL AND OPERATIONS

     We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our



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

company. We cannot assure you that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control.

     We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in our industry.

     We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of future operating results. In some future quarters our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our common stock may fall.

                          RISKS RELATED TO OUR INDUSTRY

OUR ABILITY TO MAINTAIN AND INCREASE OUR USER BASE DEPENDS ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE WEB

     The web-based entertainment and merchandising market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:

     o    inadequate network infrastructure;
     o    security concerns;
     o    inconsistent quality of service; and
     o    unavailability of cost-effective, high-speed access to the Internet.

     Our users depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our members to perceive the web in general or our web site in particular as an unreliable medium and, therefore, cause them to use other media, which could materially adversely affect our business, results of operations and financial condition.

A GENERAL DECLINE IN ONLINE ADVERTISING OR OUR INABILITY TO ADAPT TO TRENDS IN ONLINE ADVERTISING COULD HARM OUR ADVERTISING REVENUES


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     No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. If standards develop and we are unable to meet these standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected.

     Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. We cannot assure you that we will be successful under existing or alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues and, as a result, our business, results of operations and financial condition.

     We compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the web in general or our web site in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to online advertising or to advertising on our web site.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE OUR USER BASE

     Existing domestic and international laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws, could decrease the growth in the use of the web, decrease the demand for our web site or otherwise materially adversely affect our business.

CONCERNS ABOUT WEB SECURITY COULD REDUCE OUR ADVERTISING REVENUES, DECREASE OUR USER BASE AND INCREASE OUR WEB SECURITY EXPENDITURES

     Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription or purchasing goods or services. Because many of our advertisers seek to advertise on our web site to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

     The number of shares being registered under this Registration Statement represents a substantial increase over the number of shares that are presently freely transferable at this time. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will materially adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

     At July 28, 2000, our officers, directors and greater-than-five-percent stockholders (and their affiliates), in the aggregate, beneficially owned approximately 53.9% of the outstanding common stock. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL

     Provisions of our Articles of Incorporation and Bylaws and Colorado law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Furthermore, some of our securityholders have the right to approve any change of control.

WE DO NOT INTEND TO PAY DIVIDENDS

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

VOLATILITY OF TRADING PRICE

     The market price of our common stock has fluctuated significantly and may be highly volatile depending on a wide variety of matters, including news announcements and changes in general market conditions. In addition, news announcements regarding competitive developments, regulatory action, quarterly results or operations or litigation may adversely affect the price of common stock.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of our common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The selling stockholders obtained their shares of our common stock as a result of certain private placement transactions (the "Private Placement Transactions"). In the Private Placement Transactions, we agreed to register the shares of our common stock issued to the selling stockholders as well as shares of our common stock issuable to the selling stockholders pursuant to the exercise of warrants or conversion of convertible securities, as the case may be. Our registration of shares of our common stock does not necessarily mean that the selling stockholders will sell all or any of their shares of our common stock.

     The following table sets forth information about the shares of our common stock that are owned by the selling stockholders as of the date of this prospectus or which can be acquired by the stockholders, through exercise of warrants or conversion of other securities. The number of shares of our common stock owned by the selling stockholders, as set forth in each column below, assumes that all convertible securities (i.e., warrants and convertible preferred stock), acquired by a stockholder in the Private Placement Transactions, are converted into or exercised for common stock as of August 1, 2000, without regard to any restrictions or limitations contained in such securities.

                                                                        PERCENTAGE OF
                                                          SHARES BEING   OUTSTANDING
       NAME OF SELLING STOCKHOLDER                          OFFERED     SHARES OWNED(1)
-------------------------------------------               ------------  ---------------
William & Shrina L. Bauman                                   16,666        0.14%
Irving C. Siegel & Patricia Q. Siegel JTWROS                 60,000        0.50%
Compton Family Trust                                         55,000        0.46%
Charles J. Blomme                                            45,000        0.37%
Michael H. Edwards 1994 Revocable Trust                      20,000        0.17%
William J. & Patricia J. Wilkinson                           33,334        0.28%
Kenneth B. Avery                                             16,666        0.14%
Kenneth R. & Deborah L. Hubbert                              16,666        0.14%
Adrian Turcotte                                              10,000        0.08%
Steven Patrick                                                6,666        0.06%
Shannah L. Compton                                            2,000        0.02%
Cameron L. Compton                                            2,000        0.02%
Morton Feldman                                               10,000        0.08%
Frederick W. Howarth                                         20,000        0.17%
Frances S. Masters                                           10,000        0.08%
Lynne K. Masters                                              6,000        0.05%
Lon & Jaye Getlin                                             6,666        0.06%
Michael Joseph Getlin                                           666        0.01%
Stanley Compton                                               2,500        0.02%
Mohammed Soltani                                              8,666        0.07%
Kenneth G. Montgomery                                         4,000        0.03%
Kenneth Bald                                                 30,000        0.25%
Charlotte & Donald Bernstein                                  2,000        0.02%
Eddie Alexander                                               2,000        0.02%


                                                                        PERCENTAGE OF
                                                          SHARES BEING   OUTSTANDING
       NAME OF SELLING STOCKHOLDER                          OFFERED     SHARES OWNED(1)
-------------------------------------------               ------------  ---------------
Kaaren Alexander                                              2,000        0.02%
Edith A. Pope                                                 6,666        0.06%
Kevork K. Tashjian                                           16,666        0.14%
Bonner W. Adams, Trustee B.W. Adams Enterprises, Inc.
   Defined Benefit Pension Plan                              33,333        0.28%
Edward Powell                                                 6,666        0.06%
George Cibaud                                                 6,666        0.06%
Andrew J. Brindock                                            4,000        0.03%
Broomberg Family Trust                                       20,000        0.17%
Boyd Willat                                                  13,400        0.11%
William David Hooper, Jr., Trustee,
   WWM Part. Trust                                            2,000        0.02%
Mark L. Hendler                                               6,666        0.06%
VMR Luxembourg S.A                                          296,818        2.44%
Jose Abadin                                                  28,182        0.23%
John Galt Fund, L.P.                                         93,720        0.78%
John Galt Offshore Fund                                       7,500        0.06%
Asset Management Holdings Co.                                28,125        0.23%
Zurich HRR Master Hedge Fund Index Ltd.                      11,250        0.09%
Dorodo Capital Partners L.P.                                 37,500        0.31%
The Balboa Fund L.P.                                         93,750        0.78%
Carmen Italia                                                18,750        0.16%
Laurence Dunn                                                 9,375        0.08%
Augustine Fund, L.P.(2)                                     550,000        2.19%
Elliott Associates, L.P.(3)                                 513,116        2.05%
Westgate International, L.P.(3)                             513,116        2.05%
Toon Boom Technologies, Inc.                                 30,000        0.25%
World Network, Inc.                                          37,500        0.31%
Continental Entities                                         62,500        0.52%
Total

(1) Based upon 12,031,502 shares outstanding as of July 28, 2000.

(2) Issuable upon conversion of our Series A 6% Convertible Notes upon a floating conversion rate, based upon the market price of our common stock at the time of conversion. Shares being offered represent two times the actual number of shares beneficially owned by such selling stockholder on the date hereof. The Company has registered the additional shares pursuant to its contractual obligations.

(3) Issuable upon conversion of our Series B Cumulative Convertible Preferred Stock upon a floating conversion rate, based upon the market price of our common stock at the time of conversion. Shares being offered represent two times the actual number of shares beneficially owned by such selling stockholder on the date hereof. The Company has registered the additional shares pursuant to its contractual obligations.

                              PLAN OF DISTRIBUTION

     We are registering shares of our common stock on behalf of the selling stockholders. As used herein, "selling stockholders" include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders or their respective successors in interest may offer their shares of our common stock at various times, depending on market conditions and other factors, in one or more transactions on any of the United States securities exchanges where our capital stock is listed, the Nasdaq Stock Market, in the over-the-counter market or in transactions other than on such exchanges or in the over-the-counter market or in privately negotiated transactions. The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at negotiated prices or at fixed prices. The selling stockholders may offer their shares of our common stock in any manner permitted by law, including through underwriters, brokers, dealers or agents and directly to one or more purchasers. Sales of the shares of our common stock may involve:

     o sales to underwriters who will acquire the shares of our common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

     o block transactions in which the broker or dealer engaged will attempt to sell the shares of our common stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

     o an exchange distribution in accordance with the rules of any such exchange;

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

     o    direct sales to purchasers without a broker or dealer.

     Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commission from the selling stockholders and/or purchasers of shares of our common stock for whom they may act as agents (which compensation may be in excess of customary commissions). The selling stockholder and any broker or dealer that participates in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any selling stockholder engages an underwriter in connection with the sale of the shares of our common stock, if required, a prospectus supplement will be distributed, which will set forth the number of shares of our common stock being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

     In addition, the selling stockholders may from time to time sell shares of our common stock in transactions under Rule 144 promulgated under the Securities Act, may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered under this prospectus in connection with such transactions.

     In accordance with the terms of the Private Placement Transactions, we will pay all registration expenses in connection with the registration of the shares of our common stock. We and the selling stockholders have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                                     EXPERTS

     The consolidated financial statements and related consolidated financial statement schedule of Stan Lee Media, Inc. and its consolidated subsidiaries included in Stan Lee Media Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1999, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by BDO Seidman, LLP, as stated in their report and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Brownstein Hyatt & Farber, P.C., Denver, Colorado.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     1.   Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1999.

     2.   Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000.

     3.   Current Report on Form 8-K dated July 31, 2000.

     4. The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 29, 1996, under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

         Stan Lee Media, Inc.
         15821 Ventura Boulevard, Suite 675
         Encino, CA  91436
         Attn:  Corporate Secretary
         (818) 461-4163

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           [STAN LEE MEDIA, INC. LOGO]

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses (other than the Securities and Exchange Commission (the "Commission") filing fee) are estimated.

Commission registration fee........................................$ 8,377.38
Printing and engraving expenses....................................  1,500.00
Accountants' fees and expenses.....................................  1,000.00
Attorneys' fees and expenses....................................... 30,000.00
Miscellaneous...................................................... 10,000.00

       Total.......................................................$50,877.38


     Stan Lee Media, Inc. (the "Company") will pay all registration expenses in connection with the registration of the shares of the Company's common stock.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Colorado corporation. Section 7-108-402 of the Colorado Business Corporation Act (the "CBCA"), as amended, allows a corporation to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that a corporation shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, or any transaction from which the director directly or indirectly derived an improper personal benefit. Sections 7-109-102 to 7-109-110, inclusive, of the CBCA allows a corporation to indemnify its directors, officers, employees, fiduciaries and agents against liability incurred in any proceeding to which they are made parties by reason of being or having served in such capacities, subject to specified conditions and exclusions; to pay for reasonable expenses incurred by such persons in such proceedings; to mandate indemnification of directors and officers who are successful on the merits; and to obtain directors' and officers' liability insurance.

     The Company's Articles of Incorporation provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for voting or assenting to a distribution in violation of section 7-106-401 of the CBCA or the Articles of Incorporation, subject to certain limitations and exceptions, or (iv) for any transaction from which the director derives any improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify, with certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company (or another entity at the request of the Company), against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interest, or (ii) in all other cases (except criminal cases) that his conduct was at least not opposed to the Company's best interest, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In addition, the Company's Articles of Incorporation provide that the Company shall have the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification.

     The Company has entered or intends to enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, will provide for indemnification of the Company's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 16.  LIST OF EXHIBITS.

   EXHIBIT
   NUMBER     DESCRIPTION
   -------    -----------
     4.1      Articles of Incorporation of the Company (Exhibit 3.1 (1)).
     4.2      Amendment to the Articles of Incorporation of the Company dated
              August 12, 1999 (Exhibit 3.2 (1)).
     4.3      Amendment to the Articles of Incorporation of the Company dated
              November 5, 1999 (Exhibit 3.3 (1))
     4.4      By-Laws of the Company (Exhibit 3.4 (1)).
     5.1*     Opinion of Brownstein Hyatt & Farber, P.C.
    23.1*     Consent of Brownstein Hyatt & Farber, P.C. (included in Exhibit
              5.1).
    23.2*     Consent of BDO Seidman LLP.
    24.1      Power of Attorney (included on the signature pages hereto).

------------

(1) Incorporated by reference to the designated exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

-------------
*  Filed herewith.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encino, State of California, on July 31, 2000.

                                   STAN LEE MEDIA, INC.


                                    By /s/ KENNETH WILLIAMS
                                       ----------------------------------------
                                         Name:  Kenneth Williams
                                         Title: President and Chief Executive
                                                Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Williams and Rick C. Madden, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


     SIGNATURE                                   TITLE                            DATE
     ---------                                   -----                            ----

/s/ KENNETH WILLIAMS                 President and Chief Executive Officer     July 31, 2000
-----------------------------        (Principal executive officer)
Kenneth Williams

/s/ ROBERT M. SCHULTZ                Vice President-Finance                    July 31, 2000
-----------------------------        (Principal Financial and
Robert M. Schultz                    Accounting Officer)

/s/ STAN LEE                         Chairman, Chief Creative Officer          July 31, 2000
-----------------------------        and Director
Stan Lee

/s/ NELSON S. THALL                  Director                                  July 31, 2000
-----------------------------
Nelson S. Thall


     SIGNATURE                                   TITLE                            DATE
     ---------                                   -----                            ----

-----------------------------        Director                                  July __, 2000
Robert K. Burgess

/s/ ARTHUR E. SCHRAMM, JR.           Director                                  July 31, 2000
-----------------------------
Arthur E. Schramm, Jr.

-----------------------------        Director                                  July __, 2000
Lars F. Hellmont

                                  EXHIBIT INDEX


EXHIBIT NUMBER    DESCRIPTION
--------------    -----------

    5.1           Opinion of Brownstein, Hyatt & Farber, P.C.
   23.1           Consent of BDO Seidman LLP.
   23.2           Consent of Brownstein, Hyatt & Farber, P.C. (included in
                    Exhibit 5.1 hereto).
   24.1           Power of Attorney (included on the signature pages hereto).